CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED
                           OFFICE AND REGISTERED AGENT
                                       OF
                          SYSTEMS ASSURANCE CORPORATION

                  The Board of Directors of Systems Assurance Corporation , a Corporation of Delaware, on this 17th day of June, A.D. 1997, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 25 Greystone Manor, Lewes, DE 19958, County of Sussex.

                  The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is Harvard Business Services, Inc. The address of the Registered Agent is 25 Greystone Manor, Lewes, DE 19958, County of Sussex.

                  Systems Assurance Corporation, a corporation of Delaware, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

                  IN  WITNESS   WHEREOF,   said   Corporation  has  caused  this
certificate to be signed by its Treasurer this 17th day of June, A.D. 1995.

                                              By:_______________________________
                                              Name:_____________________________
                                              Title:____________________________